Exhibit 99.1
Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

5429 LBJ Freeway
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349
For immediate release
For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FOURTH QUARTER
FISCAL YEAR 2006 RESULTS
Fourth Quarter & FY 2006 Highlights:
•	4th Quarter sales increase 12.4% to $95 million

•	4th Quarter net income per fully diluted share increases 34% to $0.31 per share

•	FY 2006 sales increase 11.6%, net income per fully diluted share increases 16.8% to $1.11 per share

•	FY 2006 share repurchase exceeds 1.2 million shares

•	Company expects FY 2007 diluted earnings per common share to range between $1.25 and $1.35
September 20, 2006 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.3 million or $0.31 diluted earnings per common share for the FY 2006 fourth quarter compared to $2.7 million or $0.23 diluted earnings per common share in the prior year quarter. For the full fiscal year ended July 31, 2006, the Company reported net income of $12.4 million or $1.11 diluted earnings per common share, compared with net income of $11.2 million or $0.95 diluted earnings per common share in the prior year.
Sales increased 12.4% to $95 million in the FY 2006 fourth quarter compared to the prior year. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S. dollar, sales increased 8.1%. Higher fuel surcharges in the current period accounted for approximately 3% of the increase in sales this quarter compared to the prior year quarter.
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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

Selling, general and administrative (“SG&A”) expenses increased 14.5% to $20.4 million in the FY 2006 fourth quarter compared to the prior year period. Approximately 25% of the year-over-year dollar increase is attributable to changes in the Canadian/U.S. exchange rate. Excluding the impact of exchange rate changes, SG&A increased 10.9%. As a percentage of sales, SG&A expenses were 21.5% in FY 2006, the same percentage as the prior year. The current quarter includes approximately $500,000 related to new business startups, employee severance costs and relocation of the corporate headquarters. The remaining increase is attributable to the cost of additional personnel required to operate and manage new business along with normal increases in compensation and other expenses.
Operating income was $5.6 million in the current year quarter, an increase of 30% from the prior year quarter. This increase is primarily attributable to increased sales and a higher gross profit percentage.
Income tax expense was $2.3 million which was approximately 41% of income before taxes in the current year quarter compared to $1.6 million, or 38% of income before taxes in the prior year. The current year increase is attributable to the impact of the repatriation of cash from Canada.
Fourth Quarter Highlights
“Our fourth quarter results were solid across the board and we expect the positive trends in our business to continue into fiscal 2007,” said Dynamex Chairman and CEO, Rick McClelland. “As we expected, top line growth accelerated during the quarter as a result of new business awarded in the U.S. and Canada earlier in the year. With sales growth of 12.4% during the quarter, we are very pleased with the current momentum of the business.
“Margin improvement was also solid, with our gross margin increasing to 28.0% from 26.9% and EBITDA margin increasing to 6.5% from 5.8% a year ago,” added McClelland. “With net income increasing 34.0% from a year ago, we were very successful in managing our expenses during the quarter. Our cost of sales as a percentage of sales decreased 110 basis points during the quarter even though sales increased $10.4 million.
“During the quarter, our initiative to license our technology and certain business processes continued to gain momentum,” added McClelland. “We signed four additional franchise agreements in the Canadian market, increasing the total number of agreements in that market to seven. We also began marketing efforts in the U.S. during the quarter with one agreement being signed. We are encouraged with the response to this program and believe the inherent value we are providing to smaller transportation companies is clearly evident due to the response we have received thus far. We expect royalties from the current franchisees to be approximately $400,000 on an annualized basis.
“As we move into fiscal 2007, we believe Dynamex is well positioned to achieve continued growth and strong financial performance,” concluded McClelland. “We continue to be the leader in our industry. Our new business pipeline remains strong. Our business generates strong cash
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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

flow which funded over $21 million of Dynamex common stock repurchases during FY 2006 and we had virtually no long-term debt at the end of the year. All of our actions continue to be focused on improving shareholder value.”
Long-Term Debt
Total outstanding bank debt was $900 as of July 31, 2006 compared to zero debt at July 31, 2005. The Company utilized excess cash and temporary borrowings to fund stock repurchases during FY 2006.
Margins
The gross margin was 28.0% of sales in the current year quarter compared to 26.9% in the prior year quarter. Purchased transportation increased slightly to 65.1% of sales this year from 65.0% last year. Other cost of sales declined from $6.8 million last year to $6.5 million this quarter due principally to lower insurance costs. Other cost of sales represented 7.3% of sales this year compared to 8.0% in the prior year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.1 million, a 26% increase from the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 6.5% this quarter compared to 5.8% for the same quarter last year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) in the fourth quarter 2006 was $467,000 this year compared to $489,000 last year. As a percent of sales, D&A was 0.5% compared to 0.6% in the prior year.
Interest Expense
Interest expense for the three months ended July 31, 2006 was $83,000, $20,000 below the prior year period.
Stock Repurchase Plan
The Board of Directors has authorized a total of $30 million to repurchase the Company’s common stock. As of July 31, 2006, the Company had repurchased slightly over 1.2 million common shares at a total cost of $21.5 million. Management intends to continue to purchase shares from time to time using available cash or temporary borrowings from the bank facility.
Outlook
The following outlook for FY 2007 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year sales growth of between 10% and 15% for fiscal year 2007 based on the expectation that the exchange rate between the Canadian dollar and the U.S. dollar will average approximately 0.89 for the full year.
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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

Management expects the operating margin for FY2007 to be relatively unchanged from the current level.
The effective income tax rate is expected to range between 39.0% and 40.0% of income before income taxes.
The Company expects FY 2007 net income to range between $1.25 and $1.35 per fully diluted share.
Investor Call
The Company will host an investor conference call on Thursday, September 21, 2006 at 10:00 a.m. Central Daylight Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call:
Company name — “Dynamex”. A telephone replay of the conference call will be available through September 28, 2006 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 214541.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	July 31,	July 31,
	2006	2005
ASSETS
CURRENT
Cash and cash equivalents	$6,058	$11,678
Accounts receivable (net of allowance for doubtful accounts of $676 and $767, respectively)	36,425	31,703
Income taxes receivable	1,577	—
Prepaid and other current assets	2,689	3,115
Deferred income tax	2,322	1,992

Total current assets	49,071	48,488
Property and equipment — net	5,967	5,597
Goodwill	46,934	46,088
Intangibles — net	390	463
Deferred income taxes	5,580	7,625
Other assets	2,357	1,214

Total assets	$110,299	$109,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$11,168	$11,145
Accrued liabilities	19,014	14,426
Current portion of long-term debt	—	—

Total current liabilities	30,182	25,571

Long-term debt	905	8

Total liabilities	31,087	25,579

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,638 and 11,612 outstanding, respectively	106	116
Additional paid-in capital	58,514	77,196
Accumulated earnings	16,160	3,768
Unrealized foreign currency translation adjustment	4,432	2,816

TOTAL STOCKHOLDERS’ EQUITY	79,212	83,896

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$110,299	$109,475

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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2006	2005	2006	2005
Sales	$94,543	$84,122	$358,374	$321,103

Cost of sales:
Purchased transportation	61,576	54,719	233,084	206,316
Other	6,524	6,829	26,227	25,707

	68,100	61,548	259,311	232,023

Gross profit	26,443	22,574	99,063	89,080

Selling, general and administrative Expenses:
Salaries, wages & employee benefits	13,979	11,938	53,707	47,606
Other	6,374	5,829	23,418	21,443

	20,353	17,767	77,125	69,049

Depreciation and amortization	467	489	1,931	1,648
(Gain) loss on disposal of property and equipment	—	—	1	(21)

Operating income	5,623	4,318	20,006	18,404

Interest expense	83	103	295	466
Other (income) expense	(56)	(76)	(275)	(226)

Income before taxes	5,596	4,291	19,986	18,164

Income tax expense	2,284	1,570	7,594	6,979

Net income	$3,312	$2,721	$12,392	$11,185

Basic earnings per common share:	$0.31	$0.23	$1.12	$0.97

Diluted earnings per common share:	$0.31	$0.23	$1.11	$0.95

Weighted average shares:
Common shares outstanding	10,657	11,599	11,057	11,544
Adjusted common shares — assuming exercise of stock options	10,811	11,855	11,197	11,804
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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Year ended
	July 31,		July 31,
	2006	2005	2006	2005
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	65.1%	65.0%	65.0%	64.3%
Other	6.9%	8.1%	7.3%	8.0%

	72.0%	73.1%	72.3%	72.3%

Gross profit	28.0%	26.9%	27.7%	27.7%

Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.8%	14.2%	15.0%	14.8%
Other	6.7%	6.9%	6.5%	6.7%

	21.5%	21.1%	21.5%	21.5%

Depreciation and amortization	0.5%	0.6%	0.5%	0.5%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	6.0%	5.2%	5.7%	5.7%

EBITDA Margin	6.5%	5.8%	6.2%	6.3%
EBITDA	$6,146	$4,883	$22,212	$20,278

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,312	$2,721	$12,392	$11,185
Income tax expense	2,284	1,570	7,594	6,979
Interest expense	83	103	295	466
Depreciation and amortization	467	489	1,931	1,648

EBITDA	$6,146	$4,883	$22,212	$20,278

Sales by Service Type
On Demand	$35,702	37.7%	$31,693	37.7%	$134,179	37.5%	$124,206	38.6%
Scheduled/Distribution	28,050	29.7%	26,512	31.5%	109,037	30.4%	97,464	30.4%
Outsourcing	30,791	32.6%	25,917	30.8%	115,158	32.1%	99,433	31.0%

Total Sales	$94,543	100.0%	$84,122	100.0%	$358,374	100.0%	$321,103	100.0%

Sales by Country
United States	$59,953	63.4%	$56,049	66.6%	$230,768	64.4%	$213,718	66.6%
Canada	34,590	36.6%	28,073	33.4%	127,606	35.6%	107,385	33.4%

Total Sales	$94,543	100.0%	$84,122	100.0%	$358,374	100.0%	$321,103	100.0%

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Dynamex — Fourth Quarter Fiscal Year 2006
September 20, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Year ended
	July 31,
	2006	2005
OPERATING ACTIVITIES
Net income	$12,392	$11,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,931	1,648
Amortization of deferred bank financing fees	24	59
Provision for losses on accounts receivable	695	531
Deferred income taxes	1,716	3,652
Stock option compensation	717	459
(Gain) loss on disposal of property and equipment	1	(21)
Changes in current operating assets and liabilities:
Accounts receivable	(5,417)	(4,879)
Prepaids and other assets	(1,151)	(929)
Accounts payable and accrued liabilities	4,611	2,812

Net cash provided by operating activities	15,519	14,517

INVESTING ACTIVITIES
Purchase of property and equipment	(2,193)	(2,423)
Cash payment for acquisition	—	(100)
Proceeds from sale of property and equipment	—	28
Purchase of investments	(160)	(358)

Net cash used in investing activities	(2,353)	(2,853)

FINANCING ACTIVITIES
Principal payments on long-term debt	(3)	(2)
Net borrowings under line of credit	900	(10,000)
Net proceeds from exercise of stock options	1,084	1,113
Tax benefit realized from exercise of stock options	1,044	317
Purchase of treasury stock	(21,538)	—
Other assets	(964)	(2)

Net cash used in financing activities	(19,477)	(8,574)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	691	661

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,620)	3,751
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,678	7,927

CASH AND CASH EQUIVALENTS, END OF YEAR	$6,058	$11,678

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$304	$506

Cash paid for taxes	$6,910	$2,872

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